77. Q1) Exhibits

77Q1 (a) Copies of any material amendments to the Registrant’s charter or bi-laws;

(a) Revised Schedule A to the Amended and Restated Agreement and Declaration of Trust

of Forward Funds (the “Registrant”), incorporated by reference to Exhibit 23(a)(2) to Post-Effective

 Amendment No. 45 filed with the SEC on December 26, 2007.

SCHEDULE A

to

Amended and Restated Agreement and Declaration of Trust

of

Forward Funds

Schedule of Series and Classes

Series	Class of Shares
Forward Asia Ex-Japan Equities Fund	Investor Class Institutional Class Class A Class C
Forward Eastern Europe Equities Fund	Investor Class Institutional Class Class A Class C
Forward Emerald Banking and Finance Fund	Class A Class C
Forward Emerald Growth Fund	Class A Class C
Forward Emerald Opportunities Fund	Institutional Class Class A Class C
Forward Global Emerging Markets Fund	Investor Class Institutional Class
Forward Hoover Mini-Cap Fund	Investor Class Institutional Class
Forward Hoover Small Cap Equity Fund	Investor Class Institutional Class Class A
Forward International Equity Fund	Investor Class Institutional Class
Forward International Fixed Income Fund	Investor Class Institutional Class Class A Class C
Forward International Small Companies Fund	Investor Class Institutional Class Class A
Forward Large Cap Equity Fund	Investor Class Institutional Class Class A
Forward Legato Fund	Institutional Class Class A
Forward Long/Short Credit Analysis Fund	Class A Class C
Forward Progressive Real Estate Fund	Investor Class
Sierra Club Stock Fund	Investor Class Institutional Class Class A